Exhibit 99.1

            QUIZNO'S(R)Profitable in 2nd Q Fiscal 2001

     DENVER,  Colo. - May 16, 2001 - The Quizno's  Corporation  (Nasdaq:  Quiz),
which franchises and owns and operates Quizno's Subs  restaurants,  announced it posted a profit of $360,619,  or $.12 per diluted  share,  in the 2nd quarter of fiscal  2001 ending  March 31,  compared  to a profit of  $129,709,  or $.03 per diluted share, for the same period ended March 31, 2000.

     The Company reported a loss of $1.7 million, or $.66 per diluted share, for the first six months of this fiscal year,  compared to a profit of $515,143,  or
$.14 per diluted share,  for the comparable six months of 2000. The loss was due to non-recurring expenses of $3.4 million posted in the 1st quarter of 2001. The
Company's  core business of franchise  operations  and Company  restaurants  has remained profitable in 2001 year-to-date.

     Total revenue in the 2nd quarter was $13.3 million, up 37 percent over $9.7 million in the same  quarter of 2000.  Year-to-date  revenue is up 39 percent to
$25.7 million in the six months ending March 31, 2001, compared to $18.5 million for the six months ended March 31, 2000.

     A total of 113 new  Quizno's  Subs  restaurants  opened in the 2nd quarter, including 15 internationally, and 116 new franchises, including 7 international, were sold.  Today there are more than 1,200  Quizno's  operating  throughout the
U.S. and Puerto Rico as well as in eight foreign countries.

     Domestic system wide sales grew to $87.8 million in the recent quarter,  up
37 percent over the $63.9 million in the same quarter of 2000.  Same store sales increased 9.5 percent in the 2nd quarter fiscal 2001 over the 2nd quarter fiscal
2000.

Certain information in this release are forward-looking  statements that involve risks and  uncertainties  that might  adversely  affect the Company's  operating results in the future in a material way. Such risks and  uncertainties  include, without  limitation,  the effect of national  and  regional  economic and market
conditions  in  the  U.S.  and  the  other   countries  in  which  we  franchise
Restaurants,  costs of labor and  employee  benefits,  costs of  marketing,  the success or failure of marketing  efforts,  costs of food and non-food items used in the operation of the Restaurants,  intensity of competition for locations and
Franchisees, as well as customers,  perception of food safety, spending patterns and  demographic  trends,  legal  claims and  litigation,  the  availability  of financing  for  the  Company  and  its  Franchisees  at  reasonable  rates,  the availability  and cost of land and  construction,  legislation and  governmental regulations,  and  accounting  policies and  practices.  Many of these risks are beyond the control of the Company.  Such risks are detailed from time to time in the Company's  reports  filed with the SEC,  including the Report on Form 10-KSB for the year ended September 30, 2000.

For More Information Contact:
Sue Hoover, EVP Corporate Communications
The Quizno's Corporation
720-359-3374